Dehaier Medical Announces Changes to Board of Directors

BEIJING, November 28, 2011 /PRNewswire-Asia-FirstCall/ -- Dehaier Medical Systems Ltd. (Nasdaq: DHRM) (“Dehaier” or the “Company”), an emerging leader in the development, assembly, marketing and sale of medical devices and homecare medical products in China, today announced the appointments of Dr. Weibing Yang as and Dr. Genhui Chen directors of the Company, both effective November 28, 2011.  Dr. Yang fills the vacancy resulting from the resignation of Ms. Zheng (Rita) Liu.  Ms. Liu resigned in order to pursue other professional opportunities and not due to any disagreement with the Company during her tenure as a director.  Dr. Chen will serve as an independent director, member of the Audit Committee and the Compensation Committee, and chairman of the Nominating Committee.  Dr. Chen fills the vacancy resulting from the resignation of Mr. Bin Qiu as a director.  Mr. Qiu’s resignation was due to personal reasons and not any disagreement with the Company.

Dr. Yang has served as the Company’s vice president of sales and marketing since 2003.  Dr. Yang was a sales director at Beijing Dehaier Technology Company Limited from 2001 through 2003.  From 1996 to 1997, Dr. Yang was a product manager at Amtronix Inc., a medical equipment company.  From 1993 to 1996, Dr. Yang served as a sales manager at Planmeca Medical Equipment Co.  From 1989 to 1992, Dr. Yang was a medical doctor at the Affiliated Hospital of Shipbuilding Industry Group.  Dr. Yang graduated from the Medical School of SooChow University in 1989.  Dr. Yang was chosen as a director because of his extensive experience in sales and marketing of medical equipment.

Dr. Chen is president of Beijing Wenfeng Medical Technology Ltd. (“BWMT”), a privately-held pharmaceutical research and development company focusing on novel cancer and dermatological products.  Dr. Chen has over 15 years of experience, from 1993 to 2008, in the pharmaceutical industry in the areas of clinical research, regulatory compliance, corporate development and management, for a variety of companies ranging from start-ups to public companies, both in Canada and in China.  Prior to joining BWMT in 2010, Dr. Chen was a founder, president and chief executive officer of Welichem Biotech Inc., a Canadian pharmaceutical company listed on the TSX Venture Exchange since 2008.  From 1999 until he founded Welichem, Dr. Chen was a senior scientist at Terragen Discovery Inc., a subsidiary of Cubist Pharmaceuticals.  Dr. Chen received his M.Sc. and Ph.D. degrees in biology from Simon Fraser University in Vancouver, Canada in 1988 and 1991, respectively.  Dr. Chen was chosen as a director because of his extensive experience in research and development, regulatory compliance, corporate development and management.

“We would like to extend our appreciation to Ms. Liu and Mr. Qiu for their valuable contribution to the Board during their tenures, and wish them every success in their future endeavors,” commented Mr. Ping Chen, Chairman and Chief Executive Officer of Dehaier, “We are very pleased and honored to welcome Dr. Yang and Dr. Chen to our Board.  We look forward to working with them and we believe they will bring their substantial industry and leadership experience to the Board.”

About Dehaier Medical Systems Ltd.

Dehaier is an emerging leader in the development, assembly, marketing and sale of medical products in China, including respiratory and oxygen homecare medical products. The company develops and assembles its own branded medical devices and homecare medical products from third-party components. The company also distributes products designed and manufactured by other companies, including medical devices from IMD (Italy), Welch Allyn (USA), HEYER (Germany), Timesco (UK), eVent Medical (US) and JMS (Japan). Dehaier’s technology is based on five patents and five software copyrights, in addition to three pending patents, six pending software copyrights, and other proprietary technologies. More information may be found at http://www.chinadhr.com.

Forward-looking Statements

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts. These statements are subject to uncertainties and risks including, but not limited to, product and service demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulation, future developments in payment for and demand for medical equipment and services, implementation of and performance under the joint venture agreement by all parties, and other risks contained in reports filed by the company with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the company, are expressly qualified by the cautionary statements and any other cautionary statements which may accompany the forward-looking statements. In addition, the company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

Contact Us

Surie Liu
Dehaier Medical Systems Limited

+86 (10) 5166-0080
lius@dehaier.com.cn

Lisa Zhou
Dehaier Medical Systems Limited

+86 (10) 5166-0080
zhouyj@dehaier.com.cn